Exhibit 99.1

Biostar Pharmaceuticals, Inc. Reports 2012 Results

XIANYANG, China, April 15, 2013 /PRNewswire/ -- Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) ("Biostar" or "the Company"), a PRC-based manufacturer and marketer of pharmaceutical and health supplement products in China for a variety of diseases and conditions, today announced financial results for the full year ended December 31, 2012.

SUMMARY FINANCIALS

Full Year2012 Results (audited)
	2012	2011	CHANGE
Net Sales	$49.3 million	$92.0 million	-46.4%
Gross Profit	$29.9 million	$64.4 million	-53.6%
Net Income	-$20.0 million	$12.2 million	-263.9%
EPS (Basic and Diluted)	-$2.09	$1.31	-259.5%

For the twelve months ended December 31, 2012, revenue decreased approximately 46.4% to $49.3 million compared to 2011. Sales of Aoxing Pharmaceutical's capsule products were affected by the suspension of sale and negative publicity associated with Chinese SFDA's investigation of several capsule manufacturers which used industrial gelatin with high chromium content in their products (the "Capsule Incident"). Net sales of capsule products decreased by $51.3 million or 63.2%. The sales of other Aoxing Pharmaceutical products were also affected by the negative publicity. Net sales of these products decreased by $1.5 million or 15.1%. The Company acquired Shaanxi Weinan Huaren Pharmaceuticals, Ltd. ("Shaanxi Weinan") in the fourth quarter in 2011, and continued the sales of Shaanxi Weinan's then existing products. These products accounted for $7.4 million or 15.1% of total net sales in 2012. The Company discontinued one product due to low sales volume and demand. During 2012, the Company reintroduced six of Shaanxi Weinan's previous products, which accounted for $0.7 million or 1.4% of total net sales in 2012.

In 2012, the Company has also begun sales of three new products that were sold exclusively at a local hospital. These products accounted for $2.9 million or 5.8% of total net sales in 2012.

"We experienced very difficult business environment in 2012. The incident related to capsule manufacturers has significantly negative impact on our business as most of our products are in capsule format, including our flagship product Xin Aoxing Capusule. We expect this impact is temporary and we have seen the gradually recovery of sales of our capsule products in the fourth quarter of 2012," commented Mr. Ronghua Wang, Chairman and Chief Executive Officer of Biostar. "We believe that Chinese healthcare industry is still in a rapid growth and with our continued marketing efforts, an expanding product portfolio and strong demand for our product portfolio, we are well positioned to recover from the temporary loss and capitalize on the long-term secular growth occurring in our industry."

Compared to the fiscal year of 2011, cost of sales decreased by about $8.1 million or 29.4% for the year ended December 31, 2012. This decrease is mainly due to the decrease in net sales.

Gross profit was $29.9 million, decreased by $34.5 million or 53.6% for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The decrease in gross profit was due primarily to the decrease in sales volume. Gross profit loss as a result of the Capsule incident was estimated at $34.5 million.

The overall gross profit margin decreased to 60.5% for the fiscal year of 2012 from 70.0% for 2011 mainly because of the increase in the cost of labor and raw material for the year ended December 31, 2012. The decrease is also due to significant change in the sales mix of products. Xin Aoxing Oleanolic Acid Capsule, the highest gross margin product, contributed 63% to total gross profit in 2012, as compared to 78% in 2011.

Total operating expense increased by $5.4 million or 11.7% to $51.6 million for the fiscal year of 2012, from $46.2 million for 2011. The increase is attributable to an administrative penalty imposed by the SFDA and compensation paid to the Company's customers as a result of the Capsule Incident, increase in research and development expense and increase in provision for doubtful account. Operating income was -$21.8 million and $18.2 million in 2012 and 2011, respectively.

Net loss was $20.0 million for the fiscal year ended December 31, 2012, a decrease of approximately $32.2 million from net income of $12.2 million for the same period in 2011. Fully diluted loss per share were $2.09 as compared to fully diluted earning per share of $1.31 for the fiscal years of 2012 and 2011 based on 9.6 million and 9.3 million shares, respectively.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $1.8 million on December 31, 2012, as compared to $17.0 million on December 31, 2011. Accounts receivable balance was approximately $21.9 million on December 31, 2012, versus approximately $35.0 million on December 31, 2011. The Company had total assets of $70.5 million versus total liabilities of $12.7 million on December 31, 2012. Working capital on December 31, 2012 was $29.3 million, as compared to $53.8 million on December 31, 2011.

For the fiscal year of 2012, the Company used $3.6 million in cash in operations and spent $17.3 million in investing activities.

Conference Call

The Company will host a conference call to discuss the 2012 year-end financial results on Monday, April 15, 2013 at 9:30 a.m. ET. Interested parties may access the call by dialing + 1-480-629-9712. The conference ID is 4609975. It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A playback will be available through April 22, 2013. To listen, please call +1-858-384-5517 and utilize the pass code 4609975 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at the following link: http://public.viavid.com/index.php?id=104000

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company's most popular product is its Xin Aoxing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. For more information please visit:http://www.biostarpharmaceuticals.com

Safe Harbor Relating to the Forward-Looking Statements

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The company uses words and phrases such as "guidance," "forecasted," "projects," "is expected," "remain confident," "will" and similar expressions to identify forward-looking statements in this press release, including forward-looking statements. Undue reliance should not be placed on forward-looking information. Forward-looking information is based on current expectations, estimates and projections that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by Biostar and described in the forward-looking information contained in this news release. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the Company's ability to achieve the projected sales through the efforts of the call center, to complete the contemplated clinical trials and capitalize on such opportunities, the Company's ability to recover its sales and revenue for the gel capsule segment of its business, the state of consumer confidence and market demand or the Company's products, success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our most recent Annual Report on Form 10-K for the year ended December 31, 2011, and other subsequent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For more information contact:

Biostar Pharmaceuticals, Inc.
Ally Gong
Tel: +86-29-3368-6638
Email: office@aoxing-group.com

BIOSTARPHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

ASSETS

Current Assets
Cash and cash equivalents	$1,759,078	$16,971,789
Accounts receivable, net of allowance for doubtful accounts of $3,645,817 (2011: $143,928)	21,851,412	35,033,650
Inventories	847,135	1,373,459
Deposits and other receivables	7,740,673	7,129,911
Income tax recoverable	265,007	-
Loan receivables	9,510,826	-
Total Current Assets	41,974,131	60,508,809

Non-current Assets
Deposits	8,718,258	3,148,466
Deferred tax assets	3,665,951	1,617,688
Property and equipment, net	6,980,521	7,379,982
Intangible assets, net	9,136,439	10,406,931

Total Assets	$70,475,300	$83,061,876

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts and other payables	$5,732,329	$3,334,418
Short-term bank loans	4,755,413	787,116
Due to a related party	1,585,138	-
Value-added tax payable	629,672	895,487
Income tax payable	-	1,643,155
Total Current Liabilities	12,702,552	6,660,176

Commitment and contingencies

Stockholders' Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 9,993,549 and 9,400,216 shares issued and outstanding as at December 31, 2012 and 2011	9,993	9,400
Additional paid-in capital	23,266,776	22,445,660
Statutory reserve	6,737,368	6,490,600
Retained earnings	23,229,743	43,473,834
Accumulated other comprehensive income	4,528,868	3,982,206
Total Stockholders' Equity	57,772,748	76,401,700

Total Liabilities and Stockholders' Equity	$70,475,300	$83,061,876

BIOSTARPHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
	2012	2011

Sales, net	$49,317,844	$91,965,505
Cost of sales	19,466,821	27,578,441
Gross profit	29,851,023	64,387,064

Operating expenses:
Advertising expenses	14,154,879	21,234,426
Selling expenses	13,734,910	16,992,936
General and administrative expenses	5,951,322	5,676,652
Provision for doubtful account	3,674,905	-
Compensation paid to customers	8,044,249	-
Administrative penalty	1,601,012	-
Research and development expenses	4,475,806	2,323,996
Total operating expenses	51,637,083	46,228,010

(Loss) Income from operations	(21,786,060)	18,159,054

Other income (expense)
Interest income	296,146	430,021
Interest expense	(84,387)	(41,942)
Other	599	713
Gain from bargain purchase	-	1,299,063
Impairment loss on land use right	-	(1,784,072)
Foreign exchange gain	-	3,313
	212,358	(92,904)

(Loss) Income before income taxes	(21,573,702)	18,066,150

Provision for income tax (recovery)	(1,576,379)	5,892,637

Net (Loss)/Income	$(19,997,323)	$12,173,513

Foreign currency translation adjustment	546,662	2,007,184

Comprehensive (Loss) / Income	$(19,450,661)	$14,180,697

Net (loss) income per share
Basic and diluted	$(2.09)	$1.31

Weighted average number of common shares outstanding
Basic and diluted	9,570,901	9,298,074